Exhibit 16.1

Albert Wong Co.

Certified Public Accountants

7th Fllor, Nam Dao Commercial Building

359-361 Queen’s Road Central

Hong Kong

Tel: 2851 7954

Fax: 245 4086

ALBERT WONG

B.Soc., Sc., ACA..LL.B.,

CPA (Practising)

January 26, 2012

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: SHC Advance Services Inc.

Commission File Number 000-54209

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made regarding our firm by SHC Advance Services Inc. in Item 4.01 of its Form 8-K dated January 26, 2012, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Albert Wong & Co.

Albert Wong & Co.